Exhibit 23.1 - CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Prospectuses constituting part of the Registration Statements on Form S-8 (Nos. 33-33414 and 33-42182) of Exabyte Corporation of our report dated January 20, 2000 appearing on page 45 of this Form 10-K.

/s/ PricewaterhouseCoopers LLP
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PricewaterhouseCoopers LLP


Denver, Colorado
April 6, 2000